Exhibit 99.2

Oragenics Announces New Member of the Board of Directors

Addition of Industry Veteran Bolsters Oragenics’ Focus on Vaccine Development

TAMPA, Fla—May 4, 2020 — Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), today announced that it has increased the size of its board of directors and appointed Ms. Kim Murphy to the board, effective May 1, 2020. As an experienced vaccine marketing and commercialization professional, Ms. Murphy’s appointment coincides with the Company’s strategic shift to the development of a vaccine candidate for the novel coronavirus (SARS-CoV-2), which causes the coronavirus disease 2019 (“COVID-19”).

Dr. Frederick Telling, the Company’s Chairman said, “As Oragenics makes its fundamental transition into vaccine development, I knew that our board needed someone capable of rising to the challenge presented by the COVID-19 pandemic. Of the possible candidates, Kim’s extensive knowledge of vaccine development and her experience in vaccine commercialization represented what Oragenics needed as our business evolves. Kim is highly-qualified to guide Oragenics in its new goal of creating a vaccine candidate that can wipe out the harm caused by COVID-19, and we look forward to drawing on her vaccine industry background.” Dr. Telling continued, “On behalf of the entire board of directors and our management team, I am delighted to welcome Kim to Oragenics as a member of the board.”

“I am humbled by the invitation to join Oragenics’ board of directors as it refocuses its business on developing a vaccine candidate to treat COVID-19. While I believe the challenges that the Company—and the world—face ahead are great, I believe now is an excellent time to share my vaccine marketing and commercialization experience with Oragenics’ forward-thinking management team and dynamic board. I am eager to represent Oragenics on this new journey and I look forward to representing and collaborating with the Company’s shareholders, management team, and the other members of the board,” said Ms. Murphy.

Ms. Murphy brings a wealth of vaccine industry knowledge and experience that are highly-relevant to the Company’s strategic acquisition of Noachis Terra, as well as the development of the Company’s other product candidates. Ms. Murphy is an accomplished leader and medical-industry professional with substantial experience in the vaccine development arena, having previously served in a variety of vaccine-related leadership roles within GlaxoSmithKline plc (“GSK”). While with GSK, Ms. Murphy led the global influenza vaccine and pandemic preparedness businesses and was responsible for the strategic and prelaunch planning for multiple development-stage vaccines through commercialization. Ms. Murphy also managed a 2,000-employee vaccine development, sales, manufacturing, and distribution team and was responsible for the integration planning of GSK’s acquisition of Novartis AG’s vaccine division. Earlier in her career, she also worked in commercialization and marketing roles within Novartis Vaccines and Diagnostics Inc. and Merck & Co., Inc. Ms. Murphy has previously served in board and advisory roles for a privately-held vaccine development company, biotechnology industry groups, and academic and philanthropic societies. Ms. Murphy holds a B.A. degree in English from Old Dominion University and a M.B.A. degree in Marketing from Saint Joseph’s University.

Following the addition of Ms. Murphy, the Company’s board will be composed of six members. Ms. Murphy will be expected to stand for election with the Company’s other directors in connection with the Company’s 2020 annual meeting of the shareholders.

About Oragenics, Inc.

Oragenics, Inc. is focused on the creation of the TerraCoV2 immunization product candidate to combat the novel coronavirus pandemic and the further development of effective treatments for oral mucositis and novel antibiotics against infectious disease. Through Noachis Terra, a wholly-owned subsidiary of Oragenics, the Company is dedicated to the commercialization and development of a vaccine candidate providing limited immunity from the novel coronavirus, SARS-CoV-2, which causes the coronavirus disease 2019, COVID-19. The TerraCoV2 immunization leverages coronavirus spike protein research conducted by the National Institute of Health, which is under a worldwide, nonexclusive intellectual property license to Noachis Terra. In addition, Oragenics also has two exclusive worldwide channel collaborations, one with Precigen, Inc.’s subsidiaries relating to the treatment of oral mucositis and the other with ILH Holdings, Inc., relating to the development of novel antibiotics.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements and information that reflect management’s current views with respect to the Company’s expectations, plans, business outlook, future events and performance, including, but not limited to, those regarding the potential benefits of, and plans relating to, the Company’s acquisition of Noachis Terra and the Company’s ability to develop and commercialize the TerraCoV2 vaccine. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission. Oragenics assumes no responsibility to update any forward-looking statements contained in this press release or with respect to the matters described herein.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investors:

John Marco

Managing Director

CORE IR

516-222-2560

johnm@coreir.com

Media:

Jules Abraham

CORE IR

917-885-7378
julesa@coreir.com

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